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EXHIBIT 99.B.



[MASSMUTUAL LETTERHEAD]



April 3, 1998

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

RE:  Registration Statement
     filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Registration Statement under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies"). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As 2nd Vice President & Associate General Counsel of Massachusetts Mutual Life Insurance Company, I provide legal advice in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the state of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this filing.

Very truly yours,



/s/ Richard M. Howe
------------------------
Richard M. Howe
2nd Vice President & Associate General Counsel
Massachusetts Mutual Life Insurance Company